UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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CyberOptics Corporation
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CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 19, 2014

To the Shareholders of
CYBEROPTICS CORPORATION:

          The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Monday, May 19, 2014, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota at 3:00 p.m. for the following purposes:

1)	To elect five directors to serve until the annual meeting in 2015;

2)	To approve, on a nonbinding advisory basis, compensation to our executive officers;

3)	To approve an amendment to our Stock Grant Plan for Non-Employee Directors to increase the reservation of common stock by 30,000 shares;

4)	To ratify the appointment of Grant Thornton LLP as independent registered public auditors; and

5)	To consider such other matters as may properly come before the meeting or any adjournments thereof.

          Only holders of record of Common Stock at the close of business on April 7, 2014, will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, for registered shareholders, promptly return your proxy online at http://www.eproxy.com/cybe, as described more completely on the enclosed proxy card. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Thomas Martin
Secretary

Minneapolis, Minnesota
April 11, 2014

Important notice
regarding the availability of proxy materials for the shareholder meeting to be held on May 19, 2014.
Our proxy statement, the form of our proxy card, and annual
report on Form 10-K can be viewed online at
http://www.idelivercommunications.com/proxy/cybe

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT
Annual Meeting of Shareholders to be held
on May 19, 2014

          We have prepared this proxy statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Shareholders to be held Monday, May 19, 2014. The annual meeting will be held on the 15th floor of the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota at 3:00 p.m. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement. We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.

          The only matters that our Board of Directors knows will be presented at the annual meeting are (i) the election of directors, (ii) approval, on a nonbinding advisory basis, of compensation to our executive officers, (iii) approval of an amendment to our Stock Grant Plan for Non-Employee Directors to authorize us to issue up to an additional 30,000 shares under that plan and (iv) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. The Board of Directors recommends that you vote in favor of the election of each Director who has been nominated, in favor of our executive compensation, in favor of the increased reservation under the stock grant plan, and in favor of the ratification of Grant Thornton LLP as our independent registered public accounting firm. If you return a signed proxy form and any other matter properly comes before the meeting, the persons named in the proxy form will have authority to vote your shares on the additional matter in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

          If you return a proxy card, we will vote your shares in the manner that you have directed in the card. If you complete the proxy card but do not direct us how to vote, your shares will be voted for the election of the nominees for director named in this proxy statement, for approval of the executive compensation described in this proxy statement, for the increased reservation under the stock grant plan, for the ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm, and in the manner the proxies decide on any other matter properly brought before the meeting. If you “withhold vote for” one or more directors or “abstain from” the vote on executive compensation, on the stock grant plan or on ratification of the auditors, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the item for which you have abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matter for which the broker lacks discretionary authority.

          You may revoke your proxy at any time before the meeting by delivering to our corporate secretary a written notice of termination of the proxies’ authority, or a signed proxy bearing a later date.

          You must be a holder of record of our Common Stock at the close of business on April 7, 2014, to receive notice of and to vote at the meeting. On April 7, 2014, we had 6,512,238 shares of common stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

          Enclosed with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2013. We are mailing this Proxy Statement and proxy card on or about April 11, 2014.

PROPOSAL 1—ELECTION OF DIRECTORS

          Our Nominating Committee has nominated five persons for election at the Annual Meeting: Alex B. Cimochowski, Craig D. Gates, Subodh Kulkarni, Irene M. Qualters and Michael M. Selzer, Jr. Each nominee has served as one of our directors for more than one year. Kathleen P. Iverson, our Chair and Chief Executive Officer during 2013, retired from all positions on January 31, 2014 and is not standing for re-election. The following information is furnished with respect to each nominee as of February 15, 2014.

          Alex B. Cimochowski, age 74, has been a director of CyberOptics since its formation in 1984. Mr. Cimochowski, received a BS in Engineering Physics from Penn State and a MS from the Massachusetts Institute of Technology, and started his career as an engineer with IBM Corporation. From 1964 until 1983, he held various management positions with Control Data Corporation, then the largest producer of supercomputers in the world, including Group Vice President. He founded Edge Computer Corporation in 1983, a venture capital backed company that developed a complete computer workstation, that was for a time during the early stages of the desktop computer industry the fastest workstation available. He was President of Edge until 1988. From 1988 until 1995, he was Chief Executive Officer of Delphax Systems, a manufacturer of high speed electronic printing solutions. From 1996 until his retirement in 2009, Mr. Cimochowski was President and owner of Four Peaks Technologies, Inc., a printing company. Mr. Cimochowski brings to our Board not only historical perspective of the operations of CyberOptics, but detailed knowledge of the computer development process, assembly process and markets, and substantial experience with the management and finance of both emerging and established companies.

          Craig D. Gates, age 55, has been a director of the Company since February 2012. Mr. Gates has been a director since July 2009 and President and CEO since April 2009 of Key Tronic Corporation, a publicly held electronic manufacturing services company. He was Executive Vice President of Marketing, Engineering and Sales of Key Tronic from July 1997 to April 2009; Vice President and General Manager of New Business Development of Key Tronic from October 1995 to July 1997; and Vice President of Engineering of Key Tronic from October 1994 to October 1995. From 1982 to October 1994, Mr. Gates held various engineering and management positions with the Microswitch Division of Honeywell Inc., lastly as Director of Operations, Electronics. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Masters in Business Administration from the University of Illinois, Urbana. Mr. Gates brings to our Board considerable experience as the CEO of a growing public company in an electronics market served by the Company, as well as valuable technical and management experience in engineering and development.

          Subodh Kulkarni, age 49, has been a director of CyberOptics since 2009 has been our President and Chief Executive Officer since February 2014, was our Executive Chairman from September 2013 to February 2014 and was lead director from December 2012 until election as Executive Chairman. He was Chief Executive Officer from January 2013 to February 2014 of Prism Computational Sciences, a developer of software tools for scientific and commercial applications in simulation of hot gases and plasma used in many applications, including the semiconductor industry. He was Chief Technology Officer and Senior Vice President, OEM/Emerging Business, of Imation Corp from 2009 until 2012; Vice President, Global Commercial Business, R&D and Manufacturing of Imation from 2007 through 2009;

Vice President, R&D and Manufacturing of Imation from 2006 through 2007; Vice President of R&D of Imation from March 2006 until October 2006; and Executive Director of R&D of Imation from 2004 until March 2006. Prior to 2004, Dr. Kulkarni held various research management positions with 3M Corporation, and prior to that, with IBM. Dr. Kulkarni received his B.S. in chemical engineering (first in his class) from IIT—Bombay, India, and went on to obtain a master’s degree and a PhD in chemical engineering from the Massachusetts Institute of Technology, with thesis work on disilane surface decomposition—used in the manufacture of semiconductors. He has won a number of awards for commercializing technologies he and others have developed in the electronics industry. Dr. Kulkarni brings to our Board significant expertise in management of technology-focused entities, in commercialization of technologies in the electronics, computer and semiconductor industries, and in the markets for our products.

          Irene M. Qualters, age 64, has been a director of CyberOptics since 1999. Since December 2009, she has been employed at the National Science Foundation where she is currently the Division Director for Advanced Cyberinfrastructure. From 2008 until 2009, she was Senior Vice President—Products of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. From 2005 until 2008, Ms. Qualters was Vice President, Software Engineering of Ageia Technologies, Inc., a developer of gaming physics technology. From 1999 until 2005, she was Vice President, Research Information Services at Merck & Company, a global pharmaceuticals company. From 1995 until 1999, she held various executive positions with Cray Research, a developer of super computers, lastly as President of Cray Research and Senior Vice President of Silicon Graphics, Inc., then its holding company. Ms. Qualters received her Bachelor’s degree from Duquesne University, and a Masters in Computer Science from the University of Detroit. Ms. Qualters has significant technical and senior management experience in both start-up and public companies. She brings particular expertise regarding the computer industry, where she engaged in both software and semiconductor development.

          Michael M. Selzer, Jr., age 61, has been a director of CyberOptics since 1999 and Chairman of the Board since February 2014. Mr. Selzer has been the President of the South Dakota School of Mines and Technology Foundation since 2011. From 2009 until 2011, he served as a consultant to medical products companies. He was a founder of ConcepTx Medical, Inc., a developmental-stage medical device company, and served as the Chief Executive Officer and a Director of ConcepTx, from 2007 until 2009. He was President, Chief Executive Officer and Director of Optobionics Corp., a technology startup that attempted to apply semiconductors to human optical disorders, from 2003 until 2007. He was Chief Executive Officer of Urologix, Inc., a publicly held, medical device manufacturer from 1999 to 2003 and was Vice President and General Manager–Neurostimulation Business of Medtronic, Inc. from 1994 until December 1998. Mr. Selzer received his B.S. in electrical engineering from South Dakota School of Mines and his MBA from Arizona State University. Mr. Selzer brings to the Board expertise in semiconductor and circuit board fabrication, as well as considerable experience and expertise in public company management and sales, and emerging company finance, operations and management.

          All nominees that are elected will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. We intend to vote the proxies in favor of the nominees named above as directors, unless you otherwise direct us in the proxy card. If a nominee for director becomes unavailable for any reason, the proxies will be voted in accordance with the best judgment of the named representatives. We have no reason to believe that any candidate will be unavailable.

          Directors are elected by a plurality of votes cast. The five nominees receiving the highest number of votes will be elected. The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES,
AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board and Board Leadership

          Composition and Independence. Under the Minnesota Business Corporation Act, and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our officers are responsible for day to day management of operations. Our Board currently consists of five members, all of whom are standing for reelection at the annual meeting.

          We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the Nasdaq Stock Market listing standards. Based on information contained in questionnaires completed by each nominee for director and otherwise available to us, and based on inquiry of each of our directors, our Board of Directors has concluded that each of Mr. Cimochowski, Mr. Gates, Ms. Qualters and Mr. Selzer, constituting a majority of our Board, is independent not only within the meaning of the Nasdaq Marketplace Rules, but within the meaning of the heightened standards applicable to members of an audit committee contained in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and Rule5605(c)(2)(A) of the Nasdaq Marketplace Rules. In considering the independence of our directors, our Board inquired and was advised that, to the knowledge of these individuals, neither they nor any member of their immediate family had engaged in any transaction with us except in their capacities as directors.

          Meetings and Attendance. Our Board strives to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel. Accordingly, attendance by our Board members at all meetings has been a continuing goal and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release. During the year ended December 31, 2013, we had six meetings of the Board. Each director attended at least 75% of the meetings of the Board and the committees on which such director served. Our directors met in separate, executive session without management five times during 2013.

          We require that all Board members use their best efforts to attend our annual shareholder meeting. All of our directors attended the annual meeting held on May 17, 2013.

          Our Chairman. Since September 2013, we have separated the roles of Chief Executive Officer and Chairman. Dr. Kulkarni served as executive chairman until he assumed the role of Chief Executive Officer after the retirement of Kathleen Iverson at the end of January 2014, and Michael M. Selzer, Jr., an independent board member currently serves as our Chairman of the Board.

          Responsibility for Risk Management. Our Board considers the identification and management of risk a responsibility of the Board as a whole. Nevertheless our Audit Committee has specifically undertaken to identify and direct management in the control of financial risk, and in its role in reviewing the periodic reports we file with the Securities and Exchange Commission, continues to focus on articulating known risks and identifying them for the Board. The audit committee considers and acts on transactions that may involve a conflict of interest between CyberOptics and our management, the Board and employees and members of their immediate family, and administers our Code of Ethics.

          Our Compensation Committee is responsible for ensuring that the executive compensation plans and stock benefit plans that it establishes and oversees do not encourage our officers and employees to undertake unnecessary risks. The Compensation Committee has concluded that, given the size of grants made under and the time based vesting of grants under our Stock Incentive Plan as well as the multiple metrics required for incentive compensation under our Management Incentive Plan, our compensation policies are not likely to present risks that would have a material adverse effect on CyberOptics.

          Our Nominating and Corporate Governance Committee considers risks presented by changing law and regulation and recommends changes in governance and operations to comply. Our Nominating and Corporate Governance Committee has also prepared a management succession plan, which it periodically revisits and revises to address the risk of loss of an executive. Each of these committees reports its recommendations on risk management to the Board as a whole.

Committees of Our Board

          Our Board has three committees: An Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has a written charter. Copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com.

                    Audit Committee. Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee reviews all interested party transactions and oversees our Code of Business Conduct and Ethics. The Audit Committee generally requires any transaction between CyberOptics and a director or officer, the immediate family of a director or officer, or any entity that a director or officer controls to be reported to our Ethics Officer. The Ethics Officer, in turn, is obligated to report the transaction to the Committee. Although it has not adopted written standards of approval, the Audit Committee generally considers these transactions consistent with its fiduciary obligations and approves transactions only if they are fair and reasonable, in the best interests of the corporation, and on terms no less favorable than could be obtained from an unaffiliated third party.

                    The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire Committee proposals for all audit services and permissible non-audit services prior to engagement.

                    Our Audit Committee consists of Mr. Cimochowski (Chair), Mr. Gates, and Ms. Qualters. Each of Mr. Cimochowski, Mr. Gates, and Ms. Qualters is an “independent director” within the meaning of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and Nasdaq listing standards applicable to audit committees. Our Board of Directors has identified Mr. Cimochowski as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission. The Audit Committee held six meetings during 2013. All members of the Committee attended all (100%) of the meetings. The report of the Audit Committee is contained on page 15 of this proxy statement.

                    Compensation Committee. Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 1998 Stock Incentive Plan and our Employee Stock Purchase Plan, and makes recommendations to our Board regarding director compensation. The Compensation Committee currently consists of Ms. Qualters (Chair), Mr. Selzer and Mr. Cimochowski, each of whom is an independent director under Nasdaq listing standards, including the listing standards applicable to compensation committee independence. During 2013, the Compensation Committee held three meetings. All members of the Committee attended 100% of the meetings.

                    Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the

Board nominees to fill vacancies in membership of the Board as they occur, recommends a slate of nominees for election as Directors at the annual meeting, and monitors our corporate governance function. The Nominating Committee currently consists of all of our independent directors, including Mr. Cimochowski, Mr. Gates, Ms. Qualters and Mr. Selzer (Chair). During 2013, the Nominating and Corporate Governance Committee held three meetings. All members of the Committee attended 100% of the meetings.

                    We require that each nominee for Director be an individual of the highest character and integrity, have substantial experience that is of particular relevance to CyberOptics, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. Because of the business in which CyberOptics functions, a technical background, or a background in marketing, sales, finance or related pursuits for technology companies, is favored. The Nominating and Corporate Governance Committee has discretion as to the determination of which individuals will best fit these criteria. We believe that all of the current nominees to the Board possess these characteristics. Although the Nominating and Corporate Governance Committee considers the diversity of Board members, including diversity of experience, gender and ethnicity, when considering candidates, we have not adopted any diversity policies in the nomination of candidates for director. We believe our current Board members reflect our commitment to diversity.

                    When seeking additions to, or replacements for, Board positions, we first poll members of the Nominating and Corporate Governance Committee, and the Board as a whole, as to the specific characteristics that they perceive are most desirable for an additional member of the Board, which normally includes characteristics that Board members believe may be partially absent among the current board. Although we could employ a search firm in the future, we have historically been able to locate suitable candidates through the recommendations of members of our Board and our professional advisors. After candidates are identified, a background check is completed and the resume of each candidate is circulated among members of the Committee. If the Committee believes that it is advisable to proceed with a candidate, the candidate is interviewed by several members of the Committee and the Board Chair, and the impressions generated from these interviews are circulated to all members of the Committee and discussed at a Committee meeting. If the impressions are favorable and the Committee so determines, the candidate is asked to stand for election.

                    Although most candidates have originated from recommendations of officers, Board members, or professional advisors, and all of the nominees for the 2014 annual meeting are currently directors and are being re-nominated as such, the Nominating and Corporate Governance Committee will consider suggestions from other stakeholders, including shareholders, for nominees for the 2015 annual meeting. A candidate suggested by a shareholder would be considered using the same process as a candidate suggested by a Board member or other adviser. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for the 2015 meeting should contact the Board with specific information about the proposed nominee, including an appropriate resume, prior to February 18, 2015. Methods of communicating with our Board are described on our website at www.cyberoptics.com. The Nominating and Corporate Governance Committee will consider these recommendations, but has absolute discretion as to whether to recommend any individual for nomination. For the 2014 annual meeting, we did not receive any nominations from shareholders.

Code of Conduct and Shareholder Communications with the Board

          Our Code of Business Conduct and Ethics, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial officers.

          We have also established procedures for communication by our shareholders with our directors. Shareholders may send communications by mail to the attention of:

Ethics Officer
CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, MN 55416

          You may also send communications by e-mail to board@cyberoptics.com. Our Ethics Officer will review all communications received and provide copies, or summaries, of those communications which are not frivolous or vexatious to the Chair of our Audit Committee for consideration. These procedures may also be found at our website at www.cyberoptics.com.

Compensation of Our Independent Directors

          None of Mr. Cimochowski, Mr. Gates, Ms. Qualters or Mr. Selzer receives any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. For 2013, we paid our independent directors an annual retainer of $25,000 plus directors’ fees of $1,000 per meeting of the Board of Directors attended in person and $500 per meeting of the Board of Directors attended by conference call. We also pay fees of $500 for each meeting of a committee attended that is not associated with a Board meeting. Until 2008, each independent director automatically received an option under our Stock Option Plan for Non-Employee Directors to purchase 4,500 shares on the date of each annual meeting. These options were fully exercisable from the date of grant at a price equal to the fair market value of our common stock on that date. Effective with our 2008 Annual Meeting, these option grants were replaced with the grant of 1,000 shares to each non-employee director at the annual meetings at which they are reelected. We do not provide any other stock awards, non-equity incentive compensation, pension benefits or any other form of compensation to our directors who are not employees.

          Ms. Iverson, who was also an employee and not an independent director, did not receive any additional compensation for service as a Board member. Dr. Kulkarni ceased being an independent director upon his appointment as Executive Chair in September 2013 and received no additional fees for service as a director after that time.

          During 2013, we provided the following compensation to directors who were not also employees:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1]($)	Total ($)
Alex B. Cimochowski	$33,000	$6,080	$39,080
Craig D. Gates	$32,500	$6,080	$38,580
Subodh Kulkarni[2]	$29,000	$6,080	$35,080
Irene M. Qualters	$32,500	$6,080	$38,580
Michael M. Selzer, Jr.	$31,000	$6,080	$37,080

1.

Stock awards represent the expense recorded in 2013 for 1,000 shares granted to each re-elected director based on the $6.08 closing price on the date of our 2013 annual meeting. Options to purchase 18,000 shares for each of Mr. Cimochowski, Ms. Qualters, and Mr. Selzer were outstanding at December 31, 2013.

2.	Does not include compensation to Dr. Kulkarni after he was elected Executive Chair in September 2013, which is instead reflected in the summary compensation table on page 12 of this proxy statement.

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

          As described in more detail in the “Executive Compensation” section of this proxy statement, the compensation we pay our executive officers generally reflects our results of operations. Our Board selects salary levels for executives adequate to compensate them relative to their peers, annually creates an incentive program for all management employees that is based primarily upon our revenue, operating income and cash results, and provides longer-term equity-based incentives designed to align executive officer compensation with long-term strategic operating and financial goals. Our Board believes these compensation policies achieve the objective of aligning compensation with performance. Consistent with requirements of the federal securities law, we are asking our shareholders, on an advisory basis, to approve the compensation of our named executive officers by adopting the following resolution:

          RESOLVED, that the shareholders approve the compensation of executives as described in the Summary Compensation Table and the other executive compensation tables and related discussion contained in the proxy statement dated April 11, 2014.

Our Board of Directors recommends a vote “FOR” this resolution. Your vote is advisory and will not be binding upon our Compensation Committee. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

PROPOSAL 3 – APPROVAL OF AMENDMENT TO STOCK GRANT PLAN FOR NON-EMPLOYEE DIRECTORS

          On February 21, 2014, our Board of Directors approved, subject to shareholder approval, a 30,000 share increase in the number of shares of common stock reserved for issuance under our Stock Grant Plan for Non-Employee Directors. The Stock Grant Plan was created in February 2008 and provides for automatic grants of 1,000 shares of our common stock to each of our non-employee directors upon their re-election to the board of directors. At February 21, 2014, there remained only 6,000 shares under the Stock Grant Plan, which would be adequate for grants of share-based compensation to our directors at the 2014 meeting, but not for the 2015 meeting.

          The Stock Grant Plan is designed to provide a non-cash means of compensating our directors without creating a need for directors to sell a disproportionate number of the shares acquired to cover tax liability, as is often the case with options when the market price is only marginally above the exercise price. The Plan also is designed to further our objective of increasing the number of shares retained by directors.

          The Stock Grant Plan is available only to directors who are not employees and who are re-elected at an annual meeting. Our Board of Directors may discontinue the Stock Grant Plan at any time, but the Plan may not be altered to change the timing, or increase the amount or character of benefits under the Plan without shareholder approval.

          The grant of shares under the Stock Grant Plan will cause the director who receives the shares to recognize, for federal income tax purposes, ordinary income equal to the fair market value per share of our common stock on the date of the annual meeting multiplied by the 1,000 shares received, and we will have a corresponding deduction.

          The affirmative vote of the holders of a majority of the shares of the common stock represented at the annual meeting and entitled to vote is necessary to approve the increased reservation under the Stock Grant Plan described above. Proxies will be voted in favor of such proposal unless otherwise indicated.

The Board recommends that shareholders vote for the proposal to approve the Stock Grant Plan as described above.

EXECUTIVE COMPENSATION

Executive Officers

          We describe in this section the executive compensation paid to our three current executive officers, Subodh Kulkarni, Jeffrey A. Bertelsen and Daniel Good and to Kathleen P. Iverson, who was our Chief Executive Officer from 2003 until her retirement on January 31, 2014, and Chair of our Board of Directors from 2009 until September 2013.

          Dr. Kulkarni, our Chief Executive Officer, serves on our Board of Directors and his background is described above under the caption “Proposal 1—Election of Directors.”

          Jeffrey A. Bertelsen, 51, started as Vice President—Finance and Chief Financial Officer in 2005. On February 21, 2014, Mr. Bertelsen was appointed Chief Operating Officer, and will also retain his positions as Vice President—Finance and Chief Financial Officer. Before joining CyberOptics, Mr. Bertelsen was Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary of Computer Network Technology Corporation (“CNT”), a provider of storage networking equipment and solutions. During his ten years at CNT, Mr. Bertelsen held various positions starting as controller in 1995. Prior to joining CNT, Mr. Bertelsen was a CPA with KPMG LLP.

          Daniel Good, 53, started as Vice President of Corporate Development in May 2010, and became Vice President of R&D/Corporate Development in February 2013. From November 2008 to May 2010, Mr. Good served as Vice President, Worldwide Marketing and Product Management, for Storage Genetics, Inc. of Longmont, Colorado, a start-up company focused on innovative flash memory storage products. For the 10 years prior to joining Storage Genetics, Mr. Good held various management positions with Seagate Technology, including Vice President, Security Product Management, and Vice President, New Business Initiatives.

Compensation

          We provide three principal forms of compensation to our executives: (1) an annual cash salary; (2) annual cash-incentive pay based on a combination of financial performance goals and operating objectives; and (3) longer-term equity-based compensation in the form of stock options and restricted stock units. Our Compensation Committee, consisting solely of independent directors, sets executive compensation. We have not historically employed a compensation consultant and did not use a consultant in setting executive compensation for 2012 or 2013. Although our Chief Executive Officer participates in formulating compensation for other employees, the Compensation Committee approves all executive compensation, and in the case of the Chief Executive Officer, without the CEO’s participation.

          Dr. Kulkarni, who became our Executive Chairman in September 2013, did not participate in our executive compensation plan for 2013 but instead was paid $15,000 per month for his services during the last four months of 2013. When he was appointed Chief Executive Officer effective February 1, 2014, Dr. Kulkarni’s salary was set at $300,000 per year, and he was granted options to purchase 80,000 shares of the Company’s common stock, and restricted stock units with respect to 20,000 shares of common stock in accordance with the employment agreement described below. Dr. Kulkarni will participate in the annual cash incentive plan for 2014.

          Salaries. For 2013, except for Mr. Bertelsen, because of the depressed market and financial results during the last quarter of 2012 that continued into early 2013, we made no changes in the salaries or incentive compensation of our executive officers. In June 2013, the members of the committee concluded that Mr. Bertelsen’s compensation was substantially below the level of similar executives and approved an increase of 3% in Mr. Bertelsen’s salary and bonus objective.

          Incentive Compensation. Our Compensation Committee established the annual cash incentive plan for fiscal 2013 in February 2013. The plan provided that executives could earn a cash bonus at targeted performance equal to a percentage of the executive’s salary, which was 50% for Ms. Iverson, 35% for Mr. Bertelsen and 25% for Mr. Good, and provided for a maximum bonus of 180% of that amount. The cash incentive plan for 2013, like the plans in the previous two years, based 70% of the incentive pay upon financial performance relative to targeted performance, and 30% on specific operating goals. The financial performance goals were based 28% on revenue, 21% on operating profit and 21% on ending cash balances, but required minimum annual revenue of $47,500, at least break-even operating profit, and an ending cash balance of a minimum of $26,500. Because none of these objectives were achieved, none of the executive officers received incentive compensation based upon financial performance. The operating goals consisted of a combination of new product release milestones, development milestones, sales account milestones, administrative objectives relative to a strategic plan, and acquisition objectives. The Compensation Committee determined that the sales account milestones had not been achieved, but the other milestones had been, resulting in a bonus payout of 24% of the objective. Accordingly, Ms. Iverson receiving a bonus of $34,920, Mr. Bertelsen a bonus of $17,057, and Mr. Good receiving a bonus of $12,420.

          Long-Term Equity Incentive. We typically grant options and restricted stock units to continuing management employees as long-term compensation in December of each year, with both RSUs and options vesting over a four-year period commencing one year from the date of grant and options having a seven-year term. We granted RSUs and options to Mr. Bertelsen and options to Mr. Good at our December 2013 meeting. Because Ms. Iverson was retiring, she did not receive options or RSUs. Dr. Kulkarni received options and RSUs when he agreed to the terms of his employment in January 2014.

          Other Benefits. We do not maintain a pension plan and do not provide our executives non-qualified deferred compensation, but instead encourage retirement savings through our 401K Retirement Savings Plan. We have historically matched 50% of employee, including executive, contributions to the 401K plan, up to contributions by the employee equal to 6% of annual compensation.

          Employment/Severance Agreements. We have an employment agreement with Dr. Kulkarni and have severance pay agreements with Mr. Bertelsen and Mr. Good. Ms. Iverson, who also had a severance pay agreement, executed a separation agreement in December 2013 in connection with her retirement that replaced her severance pay agreement. Under her separation agreement, we paid Ms. Iverson a lump sum payment equal to one times her annual salary effective upon her retirement, and we extended the exercisability of three options with respect to an aggregate of 41,666 shares for an additional four months.

          Under the severance pay agreements with Mr. Bertelsen and Mr. Good we would be obligated to pay the executive one times his annual compensation averaged over the three years preceding termination, and vest the restricted stock units and options he held, if his employment were terminated by CyberOptics without cause or by the executive with good reason after a change of control. For purposes of these agreements “cause” is defined as the willful misconduct, or failure to perform services, by the executive, and “good reason” is defined as the failure of the successor to assign the executive comparable responsibilities, a relocation by more than 50 miles, or a reduction in compensation. A “change of control” is defined as a public announcement that any person or persons acting in concert have acquired 40% of our voting stock; a change of control required to be reported under proxy rules; a change in a majority of our directors, other than by succession; shareholder approval of a merger, consolidation or sale of substantially all our assets; or a decision of our directors that a change of control has occurred.

          Dr. Kulkarni’s employment agreement provides for an annual salary of $300,000, for participation in our annual incentive compensation plan at 50% of salary at targeted performance, for the grant of options to purchase 80,000 shares, and RSUs with respect to 20,000 shares, for severance of one times salary if terminated prior to a change of control without cause, and for severance of twice salary if terminated within one year after a change of control by the company without cause or by Dr. Kulkarni for good reason. For such purposes, “cause,” “good reason” and “change of control” are defined in the same manner as in the severance pay agreements described above. Under his employment agreement, Dr. Kulkarni has also agreed to assign intellectual property he develops while an employee and to refrain from competing with the Company, or from soliciting employees, for a period of one year after his employment terminates.

Summary Compensation Table

          The following table summarizes, for 2013 and 2012, the total compensation that we paid or accrued for our executive officers. The stock awards and option awards reflected in the table represent the grant date value of the awards in the year in which they are granted. No discretionary bonuses were paid in the years presented.

	Year	Salary	Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total
Subodh Kulkarni [4]	2013	$50,538	$—	$—	$—	$—	$50,538
Executive Chair

Kathleen P. Iverson	2013	291,300	—	—	34,920	8,245	334,465
Chief Executive Officer	2012	291,300	98,338	240,533	26,190	8,050	664,411
& President

Jeffrey A. Bertelsen	2013	200,135	14,823	39,604	17,057	6,377	277,996
Chief Financial Officer	2012	196,730	49,169	120,267	12,420	6,103	384,689

Daniel Good	2013	207,000	—	35,466	12,420	6,730	261,616
VP of R&D/Corporate	2012	207,000	32,842	80,531	9,315	7,500	337,188
Development

1.

Represents the grant date fair market value as determined using the Black-Scholes valuation model for stock options, and based upon the market value of our common stock for restricted stock units. See note 6 to our consolidated financial statements included as Item 8 to our Annual Report on Form 10-K for a description of the calculation of grant date fair market value.

2.	Payment for performance under our incentive plan.

3.	Consists of company contributions to a 401K plan, and for Ms. Iverson tax preparation services.

4.

Does not include compensation paid to Dr. Kulkarni as an independent director prior to his election as executive chair, which is instead reflected in the Director Compensation table on page 8 of this proxy statement. Dr. Kulkarni was not required to provide services full time as Executive Chairman.

Outstanding Equity Awards at Fiscal Year-End

          The following table lists the options and restricted stock units held by each of the named executive officers at December 31, 2013. All of the options become exercisable, to the extent not already vested, in annual increments of one-quarter of the number of shares to which they are subject and most expire seven years from the date of grant.

	Option Awards					Restricted Stock Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)
Dr. Kulkarni	0	0		—	—	0		—

Ms. Iverson	13,350			12.34	5/1/14
	46,200			4.99	5/1/14
	10,000			6.29	8/31/14
	12,501	4,166	[8]	8.71	5/1/14
	11,667	35,000	[7]	7.30	8/31/14
	8,333	25,000	[8]	7.48	8/31/14
						694	[2]	4,435
						5,833	[3]	37,273
						4,167	[4]	26,627
Mr. Bertelsen	6,700			12.34	12/7/14
	26,400			4.99	12/5/15
	15,000			4.80	5/18/16
	7,500	2,500	[2]	8.71	12/10/17
	5,834	17,499	[3]	7.30	1/6/19
	4,167	12,500	[4]	7.48	12/14/19
		16,750	[5]	5.39	12/6/20
						416	[2]	2,658
						2,916	[3]	18,633
						2,083	[4]	13,310
						2,750	[5]	17,573
Mr. Good	30,000	10,000	[6]	11.18	5/3/17
	3,750	1,250	[2]	8.71	12/10/17
	3,334	9,999	[3]	7.30	1/6/19
	3,334	9,999	[4]	7.48	12/14/19
		15,000	[5]	5.39	12/6/20
						208	[2]	1,329
						1,666	[3]	10,646
						1,666	[4]	10,646

1.	Based on the closing price on December 31, 2013 of $6.39 per share.
2.	Vests on December 10, 2014.
3.	Vests with respect to 33% of shares on January 6, 2014, 2015 and 2016.
4.	Vests with respect to 33% of shares on December 14, 2014, 2015 and 2016.
5.	Vests with respect to 25% of such shares on December 6, 2014, 2015, 2016 and 2017.
6.	Vests on May 3, 2014.
7.	Vests with respect to an additional 11,666 shares on January 6, 2014.
8.	No additional shares will vest prior to expiration.

BENEFICIAL OWNERSHIP

          The following table provides information at February 28, 2014 about the ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, by each of our executive officers, and by all our officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202 (2)	858,230	13.2%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746 (3)	627,944	9.6%
Perritt Capital Management, Inc. 300 South Wacker Drive, Suite 2880 Chicago, IL 60606 (4)	464,969	7.1%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202(5)	404,963	6.2%
Jeffrey Bertelsen	81,881	1.2%
Alex B. Cimochowski (6)	30,944	*
Craig D. Gates	2,000	*
Daniel Good	46,854	*
Kathleen P. Iverson (6)	165,307	2.5%
Subodh Kulkarni	4,000	*
Irene M. Qualters	25,000	*
Michael M. Selzer, Jr.	27,950	*
All executive officers and directors as a group (8 persons)	383,936	5.7%

* Less than 1%
(1)

Includes 71,434 shares for Mr. Bertelsen, 18,000 shares for Mr. Cimochowski, 43,751 shares for Mr. Good, 113,717 shares for Ms. Iverson, 18,000 shares for Ms. Qualters, 18,000 shares for Mr. Selzer, and 282,902 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of February 28, 2014.

(2)

Based on an amendment to Schedule 13G filed February 10, 2014 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. Includes 63,500 shares over which T. Rowe Price Associates has sole voting power and 858,230 shares over which it has sole power of disposition, and includes 787,430 shares over which T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power.

(3)

Based on an amendment to Schedule 13G filed February 10, 2014. Represents shares held by investment companies over which Dimensional Fund Advisors has sole power of disposition and includes 620,144 shares over which it has sole voting power. Dimensional Fund Advisers disclaims beneficial ownership of such shares.

(4)

Based on an amendment to Schedule 13G filed February 13, 2014 by Perritt Capital Management, Inc. as adviser to Perritt MicroCap Opportunities Fund, and Perritt Funds, Inc. and includes 403,069, shares over which Perritt Capital Management has shared voting power and power of disposition, and 61,900 shares over which Perritt Capital Management has sole voting power and power of disposition.

(5)	Based on Schedule 13G filed February 6, 2014. Represents shares held by The Heartland Value Fund, for which Heartland Advisors, Inc. serves as investment advisor.

(6)	Includes, for Mr. Cimochowski 4,463 shares, and for Ms. Iverson 155 shares, held by a spouse, or in trust for children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of our common stock, are required to report their ownership of our equity securities and any changes in ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any delinquent filing of those reports and any failure to file reports during the fiscal year ended December 31, 2013. Based upon information provided by officers and directors, all our officers, directors and 10% shareholders filed all reports on a timely basis in the 2013 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

          Our management is responsible for our internal controls and our financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K with management and Grant Thornton LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles.

          In connection with our consolidated financial statements for the fiscal year ended December 31, 2013, the Audit Committee discussed with the independent auditors matters required to be discussed by PCAOB AU sec. 380, Communications with Audit Committees and SEC’s Regulation S-X, Rule 2-07, Communications with Audit Committees, which includes, among other items:

•	matters related to the conduct of the audit of our financial statements;

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•

disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

          Grant Thornton LLP also provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the PCAOB, Communications with Audit Committees Concerning Independence, which relates to the auditors’ independence from our company and its related entities, and the Audit Committee discussed with Grant Thornton LLP its independence.

          Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Alex B. Cimochowski
Craig D. Gates
Irene M. Qualters

INDEPENDENT ACCOUNTANTS AND PAYMENT OF FEES

          Grant Thornton LLP has audited our financial statements since 2009. The following is a summary of the fees billed to us by Grant Thornton LLP for professional services rendered for the year ended December 31, 2012, and December 31, 2013:

Fee Category	2012 Fees	2013 Fees
Audit Fees	$210,533	$225,588
Audit-Related Fees	—	—
Tax Fees	63,485	56,526
All Other Fees	72,631	16,610
Total Fees	$346,649	$298,724

          Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent public accounting firm in connection with statutory and regulatory filings or engagements.

          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include audits in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in U.S. GAAP based financial statements and consultations concerning financial accounting and reporting standards.

          Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, compliance, tax advice and tax planning, as well as some personal tax preparation services for US personnel (not associated with a financial reporting role) working on our behalf overseas. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

          All Other Fees (if any) consist of fees for products and services other than the services reported above.

PROPOSAL 4 — RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Our Audit Committee is asking shareholders to ratify its appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014, in order to ascertain the views of our shareholders on this appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CyberOptics and its shareholders.

          Representatives of Grant Thornton LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

          The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the annual meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock).

          The Audit Committee of the Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

          Any shareholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of shareholders must submit the proposal for consideration in writing to our corporate secretary at our principal executive offices, 5900 Golden Hills Drive, Minneapolis, MN 55416, no later than December 12, 2014.

          Under our Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, or in order for a nominee for director to be considered at the next annual meeting, the shareholder must give us written notice of the shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than February 18, 2015. Each notice must describe the matter, the shareholder who intends to bring the matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

          Our management will use discretionary authority to vote against any shareholder proposal, or director nominee not made by management, presented at the next annual meeting if: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address listed above by February 15, 2015; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

          Our Board of Directors does not know of any matters other than those described in this proxy statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF
DIRECTORS

Thomas Martin
Secretary
Dated: April 11, 2014

CYBEROPTICS CORPORATION

2014 ANNUAL SHAREHOLDERS MEETING

Dorsey & Whitney
50 South Sixth Street, 15th Floor
Minneapolis, Minnesota

May 19, 2014 3:00 p.m.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Subodh Kulkarni and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 19, 2014 and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/cybe Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 16, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 16, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1.	Election of directors:	01 Alex B.Cimochowski	04 Irene M. Qualters	☐	Vote FOR	☐	Vote WITHHELD
		02 Craig D. Gates	05 Michael M. Selzer, Jr.		all nominees		from all nominees
		03 Subodh Kulkarni			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve compensation to our executive officers (nonbinding).	☐	For	☐	Against	☐	Abstain

3.	To approve increase in share reservation under Stock Grant Plan for Non-Employee Directors.	☐	For	☐	Against	☐	Abstain

4.	To ratify the appointment of Grant Thornton LLP as independent registered public auditors.	☐	For	☐	Against	☐	Abstain

5.	To consider such other matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.